Exhibit 8.1
PRIVILEGED AND CONFIDENTIAL 29 May 2025

BY EMAIL

Hafnia Limited
10 Pasir Panjang Road
#18-01
Mapletree Business City
Singapore 117438

Our Reference: 2025 0020

Dear Sir or Madam

HAFNIA LIMITED – MATERIAL SINGAPORE TAX CONSIDERATIONS

1.
We have acted as Singapore adviser on matters of Singapore tax laws to Hafnia Limited (the “Company”), a Singapore public company limited by shares, in connection with the filing of the Company’s annual report for the fiscal year ended December 31, 2024 as set forth in the Form 20F (the “Annual Report”) with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

2.
You have requested our opinion concerning the statements in the Annual Report under the section “Singapore Tax Considerations”, comprising the subsections “Income Taxation Under Singapore Law”, “Stamp Duty”, “Goods and Services Tax” and “Tax Treaties Regarding Withholding Taxes” as set out in the Appendix.

3.
This opinion is limited to the laws of Singapore. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States.

4.
Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of Singapore, as at the date hereof, we are of the opinion that the statements set forth in the Annual Report under the section “Singapore Tax Considerations” insofar as they constitute statement of Singapore tax laws, are true and accurate in all material respects and that such statements constitute our opinion.

5.	The foregoing opinions are given based on the following assumptions which we have assumed without independent investigations:

(a)
All factual information stated or given in the Annual Report is true and accurate, and properly reflect the intention of all parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Annual Report (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

General Line: +65 6350 4380
OC Queen Street LLC is a Singapore Law Practice with limited liability (Company Registration: 201618305M) (“LLC”).
The LLC is an independently owned and managed Singapore Law Practice and is also a member of Osborne Clarke’s international legal practice.

PRIVILEGED AND CONFIDENTIAL
(b)	All factual information provided to us by the Company and/or its representatives with respect to matters opined on herein is true and correct; and

(c)	There are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining.

6.	The opinions expressed above are subject to the following qualifications:

(a)
We are opining herein as to the effect on the subject transaction only of the tax laws in Singapore as at the date of this opinion and as such laws have, to date, been interpreted in published decisions of the courts of Singapore;

(b)
We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States; and

(c)
We have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards.

7.
For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

8.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. Subject to assumptions and qualifications in this opinion, we consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to the provisions of the Securities Act) or quoted or referred to in any public document or filed with any governmental body or agency, without our prior written consent.

9.	This opinion shall be construed in accordance with the laws of Singapore.

Yours faithfully,

/s/ OC QUEEN STREET LLC

OC QUEEN STREET LLC

irving.aw@ocqueenstreet.com

APPENDIX

Singapore Tax Considerations

1.
The following discussion is a summary of material Singapore income tax, goods and services tax (“GST”), and stamp duty considerations relevant to the purchase, ownership, and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are general in nature and based on certain aspects of the current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted herein. Each prospective investor should consult an independent tax advisor regarding all Singapore income tax and other tax consequences applicable to them from owning or disposing of our ordinary shares in light of the investor’s particular circumstances. The statements below are based upon the assumption that we are tax resident in Singapore for Singapore income tax purposes after the Redomiciliation and that we (including our subsidiaries) do not own any Singapore residential properties. It is emphasized that neither we nor any other person involved in this document accepts responsibility for any tax effects or liabilities resulting from the acquisition, holding or disposal of our shares.

2.	Income Taxation Under Singapore Law

Dividend Distributions with Respect to Ordinary Shares

2.1
We are registered and tax resident in Singapore. Under the one-tier corporate tax system, dividends paid by a Singapore tax resident company will be exempt from Singapore tax in the hands of a shareholder, whether or not the shareholder is an individual or a company, and whether or not the shareholder is a Singapore tax resident. Singapore does not impose withholding tax on dividend distributions.

Capital Gains upon Disposition of Ordinary Shares

2.2
Under current Singapore tax law, there is generally no tax on capital gains while gains of an income nature would be subject to tax at the prevailing income tax rate. As such, any profits from the disposal of our ordinary shares would not ordinarily (where such decision to transact would have been made in Singapore) be taxable in Singapore unless the profits are deemed to be income in nature. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the decision to transact can be construed as having been made in Singapore and the gains from the disposal of ordinary shares can be construed to be of an income nature (the Inland Revenue Authority of Singapore (“IRAS”) would look at various factors such as the motive, the holding period, the frequency of transactions, the nature of the subject matter, the circumstances of realization, the mode of financing and other factors to determine the nature of the trade), the disposal profits would be taxable as income rather than capital gains. Such gains, even if they do not arise from an activity in the ordinary course of trade or business or from an ordinary incident of some other business activity, may also be considered gains or profits of an income nature if the investor had the intention or purpose of making a profit at the time of acquisition of the shares. As the circumstances of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

2.3
Subject to certain conditions being satisfied, gains derived by a company from the disposal of our ordinary shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax under section 13W of the Singapore Income Tax Act 1947, if the divesting company holds a minimum shareholding of 20% of our ordinary shares and these shares have been held for a continuous minimum period of 24 months. This temporary safe harbour rule is only applicable if the divesting company, at the time of lodgment of its income tax return in Singapore relating to the period in which the disposal of ordinary shares occurred, provides such information and documentation as may be specified by the IRAS. The Singapore Minister for Finance has announced in Budget 2025 that, inter alia, the temporary safe harbour rule will be made permanent by removing the sunset date of December 31, 2027, and that the assessment of the shareholding threshold condition will be allowed to be done “on a group basis” for disposal gains derived on or after January 1, 2026.

2.4
In addition, pursuant to section 34A or 34AA of the Singapore Income Tax Act 1947, shareholders that apply, or that are required to apply, the Financial Reporting Standard 39 (“FRS 39”), Financial Reporting Standard 109 (“FRS 109”) or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) (as the case may be), for the purposes of Singapore income tax may be required to recognize unrealised gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our ordinary shares has been made. Shareholders that may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our ordinary shares arising from the adoption of FRS 39, FRS 109, or SFRS(I) 9.

2.5
Notwithstanding the above, foreign investors may potentially claim that gains from the disposition of our ordinary shares are not sourced or received in Singapore (so that such gains will not be subject to Singapore income tax) if: (i) the foreign investor is not a tax resident in Singapore; (ii) the foreign investor does not maintain a permanent establishment in Singapore, to which the disposition gains may be effectively connected; and (iii) the entire process (including the negotiation, deliberation, execution of the acquisition and sale, etc.) leading up to the actual acquisition and sale of our ordinary shares is performed outside of Singapore.

Shipping Income

2.6
All our shipping income (excluding income from our Joint Ventures) accrues in Singapore, where we exercise strategic or commercial management over our international shipping activities. Therefore, we are impacted by Singapore income tax legislation. In Singapore, we are currently subject to preferential tax treatment under the Maritime Sector Incentive-Shipping Enterprise (Singapore Registry of Ships) (“MSI-SRS”) scheme and the Maritime Sector Incentive-Approved International Shipping Enterprise (“MSI-AIS”) award. Under the MSI-SRS scheme and MSI-AIS, income from international shipping operations is tax exempt. The MSI-SRS is applicable so long as a company owns and/or operates Singapore flagged vessel(s) for international shipping operations, and requires no additional application or approval. Meanwhile, the MSI-AIS is a renewable award every ten years. Our current ten-year period under the MSI-AIS award will expire on April 30, 2028 and we intend to apply for a further ten-year extension of the MSI-AIS award. Renewal of the MSI-AIS award is contingent on various factors where we will be required to, for example, demonstrate a business plan on how our business can generate economic contributions in Singapore through business spending, employment and ensuring that our strategic or commercial management is in Singapore.

Global Minimum Tax under Pillar Two

2.7
Singapore has implemented the Income Inclusion Rule (“IIR”) and the Domestic Top-up Tax (“DTT”) under Pillar Two of the OECD BEPS 2.0 initiative through the enactment of the Multinational Enterprise (Minimum Tax) Act 2024. The IIR imposes a top-up tax on a relevant Singapore parent entity of a multinational enterprise (“MNE”) group with respect to its ownership interests in a low-taxed constituent entity that has an effective tax rate (determined for the MNE group on a jurisdictional basis) that is below 15%. The DTT tops up the effective tax rate of in-scope MNE groups in respect of the profits of their group entities that are operating in Singapore to 15%. Both the DTT and the IIR will apply to business profits of MNE groups with annual group revenue of at least €750 million, as reflected in the consolidated financial statements of the ultimate parent entity, for financial years starting on or after January 1, 2025. The Singapore Ministry of Finance has reserved its position on the Undertaxed Profits Rule, and stated that this will be considered at a later stage as it focuses on implementing the IIR and the DTT for the time being. We will be an in-scope MNE for 2025 and will be subject to IIR and DTT. However, as the majority of our profits arises from international shipping and international shipping income and ancillary international shipping income are specifically excluded from the tax base, we do not envisage Pillar Two of the OECD BEPS 2.0 initiative to have a material impact on us.

3.	Stamp Duty

3.1
Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our ordinary shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore if: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

4.	Goods and Services Tax

4.1
The issuance or transfer of our ordinary shares to investors belonging in Singapore is exempt from Singapore GST, while such issuance or transfer to investors belonging outside Singapore is zero-rated (i.e., charged at 0%). Hence, investors should not incur any GST on the subscription or subsequent transfer of our ordinary shares.

4.2
The sale of our ordinary shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable.

4.3
Where our ordinary shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a zero-rated supply. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable.

4.4
Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our ordinary shares if applicable.

4.5
Services consisting of arranging, brokering, underwriting, or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, holding, or transfer of our ordinary shares will be subject to GST at the current standard rate of 9%. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be zero-rated (i.e., charged at 0% GST).

5.	Tax Treaties Regarding Withholding Taxes

5.1	There is currently no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.